Exhibit (a)(1)(I)(xv)
GENESIS MICROCHIP INC.

1997 NON-EMPLOYEE STOCK OPTION PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT made as of the       day of          , 2002.

B E T W E E N:

GENESIS MICROCHIP INC., a company existing
under the laws of the Province of Nova Scotia, Canada,

(hereinafter called the "Corporation")

OF THE FIRST PART

- and -

(hereinafter called the "Optionee")

OF THE SECOND PART

WHEREAS the Corporation desires to grant to the Optionee pursuant to the terms of the Corporation's 1997 Non-Employee Stock Option Plan (the "Plan") an option to purchase common shares in the capital of the Corporation ("Shares");

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the Corporation and the Optionee hereby agree as follows:

1.	Grant of Option

1.1  The Corporation hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of an aggregate of        Shares at a price of $        (U.S.) per Share, subject to the terms and conditions of this Agreement and the Plan.

Exhibit (a)(1)(I)(xv)

2.	Exercise of Option

2.1  Subject to the provisions of this Agreement and the Plan, the Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full, by cash or certified cheque, of the purchase price of the Shares then being purchased. Subject to any provisions of this Agreement and the Plan to the contrary, certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

2.2  If the Optionee is a Director, the Option is exercisable in accordance with the vesting schedule set forth in Subsection 5.1(b) or 5.1(c) of the Plan, as applicable. If the Optionee is not a Director, the Option is exercisable in accordance with the following vesting schedule:

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2.3  Notwithstanding any provisions contained in this Agreement, the Corporation's obligation to issue Shares to the Optionee pursuant to the exercise of the Option shall be subject to: (i) receipt of any required shareholder approval; (ii) completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (iii) the admission of such Shares to listing on any stock exchange or market on which the Shares may then be listed; and (iv) the receipt from the Optionee of such representations, warranties, agreements and undertakings as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdictions. Nothing contained in this Agreement shall be deemed to require the Corporation to apply for or obtain such registration, qualification, approval or listing.

3.	No Assignment

3.1  The Option is personal to the Optionee and non-assignable (whether by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions of this Agreement, or upon the levy of any attachment or similar process upon the Option, the Option shall, at the election of the Corporation, cease and terminate and be of no further force or effect whatsoever.

Exhibit (a)(1)(I)(xv)

4.	Expiration

4.1  The Option shall not be exercisable in any event after                    ..

5.	Ceasing to be an Eligible Person; Death; Bankruptcy

5.1  Subject to this Article 5 and to any express resolution passed with respect to the Option by the board of directors of the Corporation (the "Board") or by any committee of the Board established by the Board to administer the Plan (the "Committee"), the Option and all rights to purchase Shares pursuant thereto shall expire and terminate immediately upon the Optionee ceasing to be an Eligible Person. For greater certainty, the Option shall not be affected by any change of office of the Optionee or by the Optionee ceasing to be a director of the Corporation provided that the Optionee continues to be an Eligible Person.

5.2  If the Optionee shall retire while holding the Option, the Optionee may exercise the Option at any time within thirty (30) days of the date of such retirement, but only to the same extent to which the Optionee could have exercised the Option immediately before the date of such retirement.

5.3  If the Optionee ceases to serve the Corporation or any Affiliate, as the case may be, as an officer or director for cause, the Option may not be exercised following the date on which the Optionee ceases to serve the Corporation or any Affiliate, as the case may be, in such capacity. If the Optionee ceases to serve the Corporation or any Affiliate as an officer or director for any reason other than for cause, unless otherwise provided for in this Agreement or the Plan, the Option may not be exercised by the Optionee following the date which is two (2) years after the date on which the Optionee ceases to serve the Corporation or any Affiliate, as the case may be, in such capacity, but only to the same extent to which the Optionee could have exercised the Option immediately before the date of termination. For the purposes of this Section 5.3, a determination by the Corporation that the Optionee was discharged for "cause" shall be binding on the Optionee.

5.4  If the Optionee shall die prior to the full exercise of the Option, his or her personal representatives, heirs or legatees may, at any time within three (3) months from the date of grant of probate of the will or letters of administration of the estate of the Optionee or within one year after the date of such death, whichever is the lesser time, exercise the Option with respect to the unexercised balance of the Shares subject to the Option, but only to the same extent to which the Optionee could have exercised the Option immediately before the date of such death.

5.5  In the event that the Optionee commits an act of bankruptcy or any proceeding is commenced against the Optionee under the Bankruptcy and Insolvency Act (Canada) or other applicable bankruptcy or insolvency legislation in force at the time of such bankruptcy and such proceeding remains undismissed for a period of thirty (30) days, the Option may not be exercised following the date on which the Optionee commits such act of bankruptcy or such proceeding remains undismissed, as the case may be.

Exhibit (a)(1)(I)(xv)

6.	Rights as a Shareholder

6.1  The Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares subject to the Option until the date of issuance of a certificate for such Shares upon the exercise of the Option, in full or in part, and then only with respect to the Shares represented by such certificate. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

7.	Conflict with Plan

7.1  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

8.	Certain Adjustments

8.1  Subject to any required action by the shareholders of the Corporation, the number of Shares covered by the Option and the exercise price of the Option shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Corporation; provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in the Plan, no issuance by the Corporation of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to and exercise price of the Option.

8.2  In the event of the proposed dissolution or liquidation of the Corporation, the Board shall notify the Optionee as soon as practicable prior to the effective date of such proposed transaction. The Board in its discretion may provide for the Optionee to have the right to exercise the Option until twenty (20) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Option would not otherwise be exercisable. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

8.3  In the event of a merger of the Corporation with or into another corporation, or the sale of substantially all of the assets of the Corporation, the Option shall be assumed or an equivalent option or right substituted by the successor corporation or an affiliate (within the meaning of the Ontario Business Corporations Act (the "OBCA")) of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option as to all of the Optioned Shares, including Shares as to which it would not otherwise be vested or exercisable. If the Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable for a period of twenty (20) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Shares subject to the Option immediately prior to the merger or sale of assets, the consideration (whether shares, cash, or other securities or property) received in the merger or sale of assets by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common shares of the successor corporation or its affiliate (within the meaning of the OBCA), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Shares subject to the Option, to be solely common shares of the successor corporation or its affiliate (within the meaning of the OBCA) equal in fair market value to the per share consideration received by holders of Shares in the merger or sale of assets.

Exhibit (a)(1)(I)(xv)

9.	Amendments to Option

9.1  Subject to the rules of any relevant stock exchange or other regulatory authority, the Board may, by resolution, advance the date on which the Option may be exercised or extend the expiration date of the Option.

9.2  The Board may, by resolution, but subject to applicable regulatory requirements, decide that any of the provisions hereof concerning the effect of termination of the Optionee's office or directorship shall not apply to the Optionee for any reason acceptable to the Board.

9.3  The Board may at any time by resolution terminate the Plan. In such event, the Option may be exercised by the Optionee for a period of thirty (30) days after the date on which the Corporation shall have notified the Optionee of the termination of the Plan, but only to the same extent as the Optionee could have exercised the Option immediately prior to the date of such notification.

10.	Miscellaneous Provisions

10.1  Nothing in this Agreement or the Plan shall confer upon the Optionee any right to continue or be re-elected as a director of the Corporation or any Affiliate or any right to continue as an officer of the Corporation or any Affiliate, as the case may be.

10.2  All communications and payments provided for under this Agreement shall be in writing and shall be deemed to be given when delivered in person or deposited in the mail, first class, certified or registered, return receipt requested, with proper postage prepaid and,

Exhibit (a)(1)(I)(xv)

(a)	if to the Optionee, addressed to:

(b)	if to the Corporation, addressed to:

Genesis Microchip Inc.
165 Commerce Valley Drive West
Thornhill, Ontario L3T 7V8
Attention: The Secretary

10.3  Time shall be of the essence of this Agreement.

10.4  This Agreement shall enure to the benefit of and be binding upon the parties hereto, the successors of the Corporation and the executor, administrator, heirs and personal representatives of the Optionee. This Agreement shall not be assignable by the Optionee.

10.5  Capitalized terms used herein without definitions have the meanings specified in the Plan. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6  This Agreement may be amended only by a written instrument signed by each of the parties hereto.

10.7  This Agreement shall be governed by and construed in accordance with the laws of the Province of Nova Scotia and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

GENESIS MICROCHIP INC.

By:______________________________
Eric Erdman
Secretary

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Witness